Exhibit 15

Letter from Ernst & Young Regarding Unaudited Interim Financial Information

The Board of Directors and Stockholders of The Western Union Company

We are aware of the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-147189) of The Western Union Company, and

(2)	Registration Statement (Form S-8 No. 333-137665) pertaining to The Western Union Company 2006 Long-Term Incentive Plan, The Western Union Company 2006 Non-Employee Director Equity Compensation Plan, and The Western Union Company Supplemental Incentive Savings Plan;

of our report dated May 1, 2008 relating to the unaudited condensed consolidated interim financial statements of The Western Union Company that are included in its Form 10-Q for the quarter ended March 31, 2008.

/s/ Ernst & Young LLP

Denver, Colorado

May 1, 2008